Exhibit 21.1
CLEAN ENERGY FUELS CORP. SUBSIDIARIES
as of December 31, 2017

Name of Subsidiary	State or Country of Incorporation or Organization
Clean Energy Fueling Services Corp.	British Columbia
Clean Energy	California
Clean Energy Finance, LLC	California
Clean Energy LNG, LLC	California
Clean Energy Los Angeles, LLC	California
Natural Fuels Company LLC	Colorado
Blue Energy General LLC	Delaware
Blue Energy Limited LLC	Delaware
CE Natural Gas Fueling Services, LLC	Delaware
Clean Energy National LNG Corridor, LLC	Delaware
Clean Energy Renewable Fuels, LLC	Delaware
Clean Energy & Technologies LLC	Delaware
Mansfield Clean Energy Partners, LLC*	Delaware
NG Advantage LLC*	Delaware
Mansfield Gas Equipment Systems Corporation.	Georgia
Blue Fuels Group LP	Texas
Clean Energy Texas LNG, LLC	Texas
TranStar Energy Company LP	Texas
M&S Rental, LLC	Wyoming
Southstar LLC	Wyoming
Wyoming Northstar Incorporated	Wyoming

* Own less than 100%